SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date earliest event reported)           December 22, 2004

MTR GAMING GROUP, INC.

(exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

000-20508	84-1103135
(Commission File Number)	(IRS Employer Identification Number)

STATE ROUTE 2 SOUTH, CHESTER, WEST VIRGINIA

(Address of principal executive offices)

26034

(Zip Code)

Registrant’s Telephone Number, Including Area Code:          (304) 387-8300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.               Entry into a Material Definitive Agreement

On December 22, 2004, the Registrant and Edson R. Arneault, the CEO, President and Chairman of the Board of the Registrant, entered into the First Amendment to Employment Agreement of Mr. Arneault’s providing for certain amendments of Mr. Arneault’s compensation and other related terms, including without limitation, provisions regarding the period and nature of the relationship between the Registrant and Mr. Arneault as set forth in such Amendment, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference. The members of the Compensation Committee of the Registrant's Board of Directors executed the Amendment on behalf of the Registrant. The Registrant's Compensation Committee engaged its own outside counsel and expert consultant in connection with its negotiation and approval of this Amendment.

                On December 22, 2004, the Registrant’s Compensation Committee approved and executed an Employment Agreement by and between the Registrant and Robert A. Blatt (a director, Vice President and Assistant Secretary of the Registrant).  The Agreement was executed previously by Mr. Blatt and provided for Mr. Blatt’s compensation in consideration of his services to the Registrant and other related terms, including without limitation, provisions regarding the period and nature of the relationship between the Registrant and Mr. Blatt, as set forth in such Agreement, a copy of which is attached as Exhibit 10.2 and is incorporated herein by reference. The Registrant's Compensation Committee engaged its own outside counsel and expert consultant in connection with its negotiation and approval of this Agreement.

Item 9.01                Financial Statements and Exhibits.

(a)                                  Not applicable.

(b)                                 Not applicable.

(c)                                  Exhibits:

Exhibit No.	Description
10.1	First Amendment to Employment Agreement by and between the Registrant and Edson R. Arneault dated as of December 22, 2004, executed by the Registrant’s Compensation Committee as of the same date.
10.2	Employment Agreement by and between the Registrant and Robert A. Blatt dated as of October 1, 2004 and approved and executed by the Registrant’s Compensation Committee as of December 22, 2004.

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MTR GAMING GROUP, INC.

	By:	/s/ John W. Bittner, Jr.
John W. Bittner, Jr. Chief Financial Officer

Date: December 23, 2004